Exhibit 10.5

TRANSITIONAL TRADEMARK LICENSE AGREEMENT - VECTRUS

This TRANSITIONAL TRADEMARK LICENSE AGREEMENT - VECTRUS (this “Agreement”) dated [            ], 2014 by and between EXELIS INC., an Indiana corporation (“EXELIS”) and VECTRUS, INC., an Indiana corporation (“Vectrus”; and together with EXELIS, the “Parties”, and each individually a “Party”) shall become effective as of the Distribution Date.

WHEREAS, EXELIS is the owner of the trademarks and service marks listed on Schedule A attached hereto (“EXELIS Marks”);

WHEREAS, pursuant to the Distribution Agreement, dated [            ], 2014 (the “Distribution Agreement”), EXELIS is distributing certain of its assets and liabilities to Vectrus (the “Distribution”);

WHEREAS, after the Distribution, the Parties will no longer be affiliated, but Vectrus wishes to continue to use the EXELIS Marks for a limited transitional period in connection with the Licensed Vectrus Business (as defined below) and EXELIS has agreed to allow such use, subject to the terms and conditions herein; and

WHEREAS, this Agreement is a License Agreement that must be executed pursuant to Section 2.8 of the Distribution Agreement.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements herein contained, and for good and valuable consideration, including that recited in the Distribution Agreement, the receipt and adequacy of which is acknowledged by the Parties, the Parties agree as follows:

ARTICLE 1 - DEFINITIONS

1.1 Definitions. The following capitalized terms used in this Agreement shall have the meanings set forth below. Unless otherwise defined herein, all other capitalized terms shall have the meanings ascribed to them in the Distribution Agreement.

“Affiliate” shall mean, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. For the purposes of this definition, “control”, when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests. For purposes of this Agreement, no Party or its Subsidiaries, shall be deemed to be “Affiliates” of any other Party and its Subsidiaries.

“Covered Affiliates” shall mean all (i) Current Affiliates of Vectrus and (ii) future Affiliates of Vectrus formed as part of an internal reorganization for tax or administrative purposes. For the avoidance of doubt, Covered Affiliates shall not include any (a) Affiliates of any third-party acquirer of Vectrus and its Subsidiaries or (b) future Affiliates of Vectrus acquired from any third party.

“Current” shall mean with respect to Affiliates, Subsidiaries, products, fields or uses, as applicable, those entities, products, fields or uses in existence as of the Distribution Date.

“Licensed Vectrus Business” shall mean the Vectrus Business, but excluding from clause (iii) thereof all entities other than Covered Affiliates.

“Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership or other organization or entity, whether incorporated or unincorporated, or any governmental entity.

“Source Indicators” shall mean trademarks, service marks, corporate names, trade names, domain names, logos, slogans, designs, trade dress and other designations of source or origin.

“Subsidiary” shall mean with respect to any Person (i) a corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (ii) any other Person in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity or economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such entity.

1.2 Terms Generally. The definitions in Section 1.1 shall apply equally to both singular and plural forms of the terms defined. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, unless the context expressly provides otherwise.

ARTICLE 2 - GRANT OF LICENSE

2.1 Grant of License. Subject to the terms and conditions herein, EXELIS grants to Vectrus and its Covered Affiliates a non-exclusive, worldwide, fully paid-up, non-assignable (subject to Section 6.1), and non-sublicensable (subject to Section 2.6) license to use the EXELIS Marks as Source Indicators solely in connection with the operation, advertisement, marketing, promotion and support of the Licensed Vectrus Business in a manner consistent with Vectrus and its Current Affiliates’ use of the EXELIS Marks as of the Distribution Date, solely as follows and solely for the time periods below:

(a) Vectrus must file (or cause to be filed) to change all of its and its Covered Affiliates’ corporate names, trade names, d/b/a names and similar names to names that do not contain any EXELIS Marks, within six (6) months after the Distribution Date, and promptly and diligently prosecute all such changes to completion;

(b) Vectrus must remove (or cause to be removed) all uses of EXELIS Marks as Source Indicators from all of its and its Covered Affiliates’ websites and electronic media that are promoted to third parties and under Vectrus’s or its Covered Affiliates’ possession or control within one-hundred-eighty (180) days after the Distribution Date;

(c) Vectrus must use commercially reasonable efforts to remove (or cause to be removed) all of its and its Covered Affiliates’ uses of EXELIS Marks as Source Indicators in all channels, pages and other designated areas of social networks and social media that are publicly affiliated with Vectrus within one-hundred-eighty (180) days after the Distribution Date;

(d) After the Distribution Date, Vectrus and its Covered Affiliates must (i) not create any new personal property or disposable materials, including signage, advertising, promotional materials, brochures, catalogues, operation and instruction manuals, datasheets, software, packaging, stationery, business cards, invoices, receipts, forms, literature other similar items bearing the EXELIS Marks and (ii) cease commercial use of any of the foregoing materials in existence as of the Distribution Date within one-hundred-eighty (180) days after the Distribution Date;

(e) Vectrus must remove (or cause to be removed) all EXELIS Marks from any of its or its Covered Affiliates’ heavy machinery, tools, equipment and substantially permanent building signage (including etched glass, engraved marble and the like) (i) that are visible to third parties, within one (1) year from the Distribution Date or (ii) that are not visible to third parties, when such items are replaced in the ordinary course of business;

(f) Vectrus must discontinue (or cause to be discontinued) the use of all of its or its Covered Affiliates’ molds, tools and dyes that imprint or stamp any EXELIS Marks into products visible to third parties within one (1) year from the Distribution Date. After the Distribution Date, Vectrus and its Covered Affiliates must not create amounts of product that are imprinted or stamped with the EXELIS Marks at rates that materially exceed the ordinary course of business consistent with past practice. Vectrus and its Covered Affiliates may sell any products created pursuant to the foregoing until one (1) year after the Distribution Date. For the avoidance of doubt, molds, tools and dyes that imprint or stamp any EXELIS Marks into spare parts for products discontinued before the Distribution Date may be used, and such imprinted or stamped spare parts may be sold, until (i) the expiration of Vectrus’s contractual obligations to provide such imprinted or stamped spare parts or (ii) such spare parts become obsolete; and

(g) Vectrus and its Covered Affiliates must cease all other uses of the EXELIS Marks within one-hundred-eighty (180) days after the Distribution Date, or as mutually agreed by the Parties.

2.2 Transitional License. Vectrus and its Covered Affiliates acknowledge that the licenses in Section 2.1 are transitional in nature, and that Vectrus and its Covered Affiliates shall use commercially reasonable efforts to transition away from all uses of the EXELIS Marks promptly after the Distribution Date. Vectrus and its Covered Affiliates shall not unreasonably delay until each applicable deadline set forth in Section 2.1 to accomplish the actions specified therein.

2.3 Website Disclaimer. Vectrus and its Covered Affiliates shall display on their respective websites a mutually-agreed upon disclaimer as to their lack of current affiliation with EXELIS after the Distribution Date for so long as any such website contains an EXELIS Mark.

2.4 Fair Use. Notwithstanding anything in this Agreement to the contrary, Vectrus and its Covered Affiliates may use the EXELIS Marks at all times after the Distribution Date (i) in a neutral, non-trademark use to describe the history of their business; or (ii) as required or permitted by applicable law.

2.5 Destruction. At EXELIS’s request, at the end of the time periods in Section 2.1, Vectrus shall (i) destroy or permanently modify (or cause to destroy or permanently modify) all of the materials bearing the EXELIS Marks in the possession or control of Vectrus and its Covered Affiliates that are capable of destruction or permanent modification; and/or (ii) certify in writing to EXELIS that such destruction or permanent modification is complete.

2.6 Sublicensing. Vectrus and its Covered Affiliates may sublicense the licenses in Section 2.1 without EXELIS’s consent, solely to advertisers, distributors, vendors, dealers, suppliers and other Persons for use in connection with the operation of Vectrus and its Covered Affiliates’ businesses, but not for such Persons’ unrelated use; provided that Vectrus and its Covered Affiliates had authorized or permitted such Persons to use the EXELIS Marks for such purposes prior to the Distribution Date. Vectrus and its Covered Affiliates shall terminate such authorization or permission granted according to the deadlines set forth in Section 2.1. All other sublicenses require the prior written consent of EXELIS in its sole discretion. Vectrus shall be liable to EXELIS for any act or omission by a sublicensee that would constitute a breach hereof if committed by Vectrus.

2.7 Use by Covered Affiliates. Any obligations upon, or rights granted to, Vectrus hereunder shall also apply to its Covered Affiliates. Vectrus shall be liable hereunder for any act or omission by its Covered Affiliates as if committed by Vectrus.

2.8 Reservation of Rights. All rights in the EXELIS Marks not expressly granted to Vectrus and its Covered Affiliates herein are reserved to EXELIS.

2.9 Consideration. The Parties agree that the consideration for the licenses in Section 2.1 is a portion of the consideration set forth in the Distribution Agreement, and that no further royalties are therefore due under this Agreement.

ARTICLE 3 - QUALITY CONTROL/OWNERSHIP

3.1 Quality Control. Vectrus shall use the EXELIS Marks solely: (i) in good faith, in a dignified manner and in accordance with good trademark practice in all applicable countries and jurisdictions; (ii) in connection with activities, products, and services that are consistent in all material respects with the high levels of quality associated with EXELIS’s operation of the EXELIS business prior to the Distribution Date; and (iii) in accordance with all style, use, advertising, website and similar guidelines provided by EXELIS, provided that EXELIS shall not impose any burdens upon Vectrus that are inconsistent with or disproportionate to those practices employed by EXELIS and its own Affiliates. Vectrus and its Covered Affiliates shall not take any action (or fail to take any action) that harms or jeopardizes the value, validity or goodwill of the EXELIS brand. EXELIS agrees that Vectrus’s use of the EXELIS Marks as of the Distribution Date complies with this Section 3.1.

3.2 Compliance with Laws. Vectrus shall (i) comply in all material respects with all applicable statutes, laws, regulations, rules and good industry practice (“Laws”) wherever it uses any EXELIS Marks and (ii) use all notices and legends required by applicable Laws and/or that are reasonably requested by EXELIS so as to preserve and maintain the validity of and EXELIS’s rights in the EXELIS Marks, provided that any notice requirements of EXELIS shall not (x) impose any burdens upon Vectrus that are inconsistent with or disproportionate to those employed by EXELIS and its own Affiliates and/or (y) confuse consumers as to the Parties’ non-affiliation after the Distribution Date, and/or (z) be inconsistent with any US Government regulations or requirements.

3.3 Ownership/No Contest. Vectrus acknowledges and agrees that, as between the Parties, EXELIS owns all right, title, and interest in the EXELIS Marks. Vectrus will not challenge or contest such ownership or the validity of any EXELIS Marks, including in any claim, dispute, action, suit, arbitration, inquiry or proceeding (“Action”). Vectrus shall be considered a “related company” under Section 5 of the U.S. Lanham Act, 15 U.S.C. § 1055, such that its use of the EXELIS Marks and the goodwill generated thereby shall inure to the sole benefit of EXELIS. Notwithstanding the foregoing, to the extent Vectrus is deemed to have any ownership rights in the EXELIS Marks, at EXELIS’s request, Vectrus shall cause such rights to be assigned to EXELIS or its designee for no consideration.

3.4 Cooperation. During the Term and for a period of five (5) years thereafter, Vectrus and its Covered Affiliates shall, upon the request of EXELIS, use commercially reasonable efforts to provide free of charge and without undue delay, evidence of use of the EXELIS Marks that may be reasonably required to support the maintenance or renewal of relevant trademark registrations and/or defend EXELIS Marks against challenges for lack of use (e.g., copies of sales & marketing material, customer invoices and shipping documents); provided that if Vectrus no longer desires to store such materials for a product line after the Term it may notify EXELIS of the same and deliver (at Vectrus’s cost) electronic media samples of such materials to EXELIS and upon acknowledgment by EXELIS of receipt of such materials, and the obligations of this Section 3.4 for this product line shall cease thereafter.

ARTICLE 4 - TERM AND TERMINATION/SURVIVAL

4.1 Term. The term of each license in Section 2.1 commences upon the Distribution Date and ends upon the date specified therein. The term of this Agreement (“Term”) commences on the date of the Distribution, and continues until the last deadline set forth in Section 2.1 expires.

4.2 Termination. EXELIS has the right to terminate this Agreement, effective upon notice to Vectrus, if Vectrus or its Covered Affiliates commit an intentional material breach of this Agreement that materially harms the goodwill of the EXELIS Marks and does not cure same within thirty (30) days after notice from EXELIS.

4.3 Survival. All provisions of this Agreement, that, by their nature, are intended to survive the expiration of the Term or the termination of this Agreement shall survive such event.

ARTICLE 5 - REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION

5.1 By Each Party. Each Party represents and warrants to the other Party that: (i) the warranting Party has full power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and (ii) this Agreement has been duly executed and delivered by the warranting Party and, assuming the due execution and delivery of this Agreement by both Parties, constitutes a valid and binding agreement of the warranting Party enforceable against the warranting Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles.

5.2 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 5.1, THE LICENSES IN SECTION 2.1 ARE GRANTED TO VECTRUS AND ITS COVERED AFFILIATES ON AN “AS IS,” “WHERE IS” BASIS, AND EXELIS DISCLAIMS ANY ADDITIONAL REPRESENTATIONS AND WARRANTIES, EITHER EXPRESS OR IMPLIED, WITH RESPECT THERETO, INCLUDING ANY WARRANTIES OF TITLE, OWNERSHIP, VALUE, SUITABILITY, CONDITION, MERCHANTABILITY, FITNESS FOR USE OR NON-INFRINGEMENT OF THIRD-PARTY RIGHTS.

5.3 Indemnification. Without limiting the terms and provisions of the Distribution Agreement, Vectrus shall (and shall cause each member of the Vectrus Group to) indemnify, defend and hold harmless the EXELIS Indemnitees from and against any and all Indemnifiable Losses relating to any third-party Action brought against any EXELIS Indemnitee for property damage or personal injury relating to the operation of the Licensed Vectrus Business by the Vectrus Group, to the extent any such Action is brought against any EXELIS Indemnitee due to EXELIS’s ownership of the EXELIS Marks. Section 7.5 of the Distribution Agreement shall apply to the indemnification procedures herein as applicable, mutatis mutandis.

ARTICLE 6 - MISCELLANEOUS

6.1 Assignment. EXELIS may assign this Agreement to any Person who acquires the EXELIS Marks, and any such acquirer must assume in writing all of EXELIS’s obligations herein. Vectrus may assign this Agreement to any Person who acquires Vectrus and its Subsidiaries, provided that the licenses herein shall continue in effect only for Vectrus and its Subsidiaries and may not be extended to such acquirer or any of its other Affiliates. Further, each Party may assume this Agreement in bankruptcy and may assign this Agreement to an Affiliate as part of an internal reorganization for tax or administrative purposes. All other assignments of this Agreement by a Party require the prior written consent of the non-assigning Party, which will not be unreasonably withheld. Any purported transaction in violation of this Section 6.1 or Section 2.6 shall be null and void ab initio and of no force and effect. In the event of a permitted assignment, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

6.2 Notice. Any notice hereunder shall be in English, shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier service or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 6.2):

if to Vectrus, to:

Chief Legal Officer

Vectrus, Inc.

655 Space Center Drive

Colorado Springs, CO 80915

if to EXELIS, to:

Intellectual Property Counsel

Exelis Inc.

1650 Tysons Blvd.

Suite 1700

McLean, VA 22102

6.3 Amendments and Waivers. Any provision of this Agreement may be amended solely by a writing signed by both Parties. No failure or delay by any Party in exercising any right hereunder shall operate as a waiver of any other or further exercise thereof or the exercise of any other right herein. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

6.4 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, and, any dispute arising out of this Agreement shall be resolved solely in the state or federal courts located in Virginia. EACH PARTY UNCONDITIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH THE FOREGOING.

6.5 Specific Performance. Each Party acknowledges and agrees that the other Party would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which any Party may be entitled at law or in equity, each Party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

6.6 Counterparts. This Agreement may be signed in counterparts (including by facsimile or other electronic transmission).

6.7 Third-Party Beneficiaries. Except as expressly provided herein, no provision of this Agreement shall confer upon any person other than the Parties hereto any rights or remedies hereunder.

6.8 Relationship. The Parties hereto are and shall remain independent contractors. Nothing herein shall be deemed to establish a partnership, joint venture or agency relationship between the parties. Neither party shall have the right to obligate or bind the other party in any manner to any third party.

6.9 Severability. If any provision of this Agreement is held to be unenforceable under applicable Law, such provision shall be deemed to be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforced to the maximum extent permitted by Law.

6.10 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. This Agreement shall be construed as if drafted jointly by the Parties.

6.11 Further Assurances. The Parties agree to execute such further documents and perform such further actions as may be reasonably requested by the other Party to evidence and effectuate further the purposes and intents set forth in this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

EXELIS INC.

By:
Name:
Title:

VECTRUS, INC.

By:
Name:
Title:

EXELIS Transitional Trademark License - Vectrus

SCHEDULE A – EXELIS Marks

EXELIS Word Mark:	EXELIS

EXELIS Tagline:	The Power of Ingenuity

Countries and Registration numbers attached on the next page.

EXELIS

Applicant:	EXELIS INC

Country	Application Number	Application Date	Classes	Registration Date	Registration Number
UNITED STATES OF AMERICA	MX 85345843	14-Jun-2011	9, 35, 37, 38, 42.	07 Aug 2012	4185184

INTERNATIONAL REGISTRATION	H 1084456	20-Jun-2011	9, 35, 37, 38, 42	20-Jun-2011	1084456

AUSTRALIA	H 1084456	20-Jun-2011	9, 35, 37, 38, 42.	20-Jun-2011	1440528

EGYPT	H 1084456	20-Jun-2011	9, 35, 37, 38, 42
ISRAEL	H 1084456	20-Jun-2011	9, 35, 37, 38, 42	6-May-2013	1084456
JAPAN	H 1084456	20-Jun-2011	9, 35, 37, 38, 42	30 Aug 2013	1084456
NORWAY	H 1084456	20-Jun-2011	9, 35, 37, 38, 42	23-Mar-2012	1084456
SOUTH KOREA	H 1084456	20-Jun-2011	9, 35, 37, 38, 42	20-Jun-2012	1084456
TURKEY	H 1084456	20-Jun-2011	9, 35, 37, 38, 42	10-Feb-2013	1084456

EUROPEAN UNION	A 10103241	6-Jul-2011	9, 35, 37, 38, 42.	09-Dec-2011	10103241

BRAZIL	MX 903754541	16-Jun-2011	9.
BRAZIL	MX 903754592	2-Jun-2011	35.
BRAZIL	MX 903754606	2-Jun-2011	37.
BRAZIL	MX 903754649	2-Jun-2011	38.
BRAZIL	MX 903754665	2-Jun-2011	42.

CANADA	MX 1531620	14-Jun-2011	9, 35, 37, 38, 42.

INDIA	MX 2160233	15-Jun-2011	9, 35, 37, 38, 42.

SAUDI ARABIA	MX 170598	24-Jul-2011	9.	registered
SAUDI ARABIA	MX 170599	24-Jul-2011	35.	registered
SAUDI ARABIA	MX 170600	24-Jul-2011	37.	registered
SAUDI ARABIA	MX 170601	24-Jul-2011	38.	registered
SAUDI ARABIA	MX 170602	24-Jul-2011	42.	registered

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SPAIN	M 2986157	2-Jun-2011	9, 35, 37, 38, 42.	13-Feb-12	2986157

UNITED ARAB EMIRATES	MX 159161	27-Jun-2011	9.	registered
UNITED ARAB EMIRATES	MX 159162	27-Jun-2011	35.	registered
UNITED ARAB EMIRATES	MX 159163	27-Jun-2011	37.
UNITED ARAB EMIRATES	MX 159164	27-Jun-2011	38.	registered
UNITED ARAB EMIRATES	MX 159165	27-Jun-2011	42.

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